Exhibit 10a

ALCOA INC.

STOCK OPTION AWARD

Alcoa Inc. (the “Company”) has on [DATE] granted to

[NAME]	[SOCIAL SECURITY NUMBER]
(Name)	(Social Security Number)

(“Participant”), the option to purchase [NUMBER] shares of the common stock of the Company at the price of $[        ] per share.

1.	This option is granted under the provisions of the Alcoa Stock Incentive Plan (the “Plan”), as last amended prior to the date above, and is subject to all of the terms and conditions of the Plan, to the Rules for Stock Option Awards adopted under the Plan and to the provisions set forth below or on the reverse side of this award form.

2.	This option grant vests: (a) on [DATE], as to one-third of the options granted (b) on [DATE], as to one-third of the options granted and (c) on [DATE], as to one-third of the options granted.

Issued in Pittsburgh, Pennsylvania on the date set forth above.

Terms and Conditions – [YEAR] Stock Option Grants

1.	This option is not exercisable until it vests.

2.	Except as provided below, if the Participant’s employment terminates before the option vests in whole or in part, the portion of the option that is not vested is forfeited and it is automatically canceled.

3.	This option vests in accordance with the schedule set forth on the front of this certificate, except in the following instances:

(a)	An option held by a Participant who dies while an employee vests immediately, but can be exercised by a legal representative or beneficiary only in accordance with the original vesting schedule.

(b)	An option vests and becomes exercisable immediately upon certain Change in Control events described in the Plan.

(c)	If the Participant’s employment terminates due to retirement under a Company, subsidiary or government retirement plan on a date that is at least six months from the grant date, the option is not forfeited and vests in accordance with the original vesting schedule set forth on the front of this certificate.

4.	This option may not be exercised after its termination date.

5.	This option terminates [NUMBER] years from the grant date, except in the following instances:

(a)	Options held by a Participant who dies while in the employ of the Company or after retirement terminate not later than 5 years after the Participant’s death, or on the original option expiration date, whichever is earlier.

(b)	If (i) the Company identifies a participant to be terminated from employment with the Company or a subsidiary of the Company as a result of a divestiture of a business or a portion of a business and (ii) the participant becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the participant is not offered employment with the entity acquiring the business and is terminated by the Company or a subsidiary of the Company within 90 days of the closing of the sale; then vested, exercisable options held by such participant on the date of the closing, may be exercised within a period of two years from the date the participant’s employment with the Company or a subsidiary of the Company is terminated, but not later than the expiration date of the option. For purposes of this paragraph, “employment by the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

(c)	Except as provided in the prior two paragraphs, vested, exercisable options held by a Participant whose employment with the Company terminates expire 90 days from the date of employment termination.

6.	A vested, exercisable option is exercised when the option program administrator receives a written or electronic notification of exercise, signed and delivered by the Participant.

7.	Payment in full of the option purchase price is due on the exercise date. Payment may be made in cash or by the delivery or presentation to the Company of shares of Alcoa stock that have been owned by the Participant for a minimum holding period established by the Committee and have an aggregate fair market value on the date of exercise which, together with any cash payment, equals or exceeds the option purchase price.

8.	All taxes required to be withheld under applicable tax laws in connection with an option exercise must be paid by the Participant, in cash, immediately upon advice, or, in certain instances established by the Committee, by instructing the Company to withhold from the shares to be issued upon the exercise, shares whose value on the exercise date equals the withholding amount to be paid.

9.	There are no reload option rights associated with this option grant.

10.	This option is nontransferable except in limited instances permitted by the Plan.

11.	The exercisability of this option award may be suspended or limited by the Committee at any time if it determines that this action is necessary or desirable in order to permit the Company to obtain the listing, registration or qualification of shares covered by this option upon any securities exchange or under any law, rule, regulation or decision or the consent or approval of any governmental regulatory body or to comply with insider trading laws. No suspension or delay resulting from this action will extend the termination date of this option.

12.	The Committee has full power and authority to determine whether, to what extent and under what circumstances this option will be canceled. In particular, but without limitation, all outstanding option awards to any Participant may be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of employment, becomes associated with, employed by, renders services to or owns any interest in (other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee, or otherwise takes any action that in the judgment of the Committee is not in the best interests of the Company.

13.	This option does not confer any rights of continued employment upon the Participant.

14.	To accept this award you must, within 90 days from the grant date, confirm your agreement to the grant’s Terms and Conditions and Rules for Stock Options at the Alcoa stock option web site.